Exhibit 10.1

Summary of Compensatory Arrangement between the Registrant and Roman Simonov

On February 15, 2024, in connection with Roman Simonov’s resignation from the Board of Directors (the “Board”) of Semrush Holdings, Inc. (the “Company”), the Board (i) accelerated the vesting of 21,602 restricted stock units granted on July 25, 2023, that otherwise would have vested on the earlier of July 25, 2024, or the date of the Company’s next annual meeting of stockholders and (ii) approved a one-time cash payment in the amount of $200,000.